EXHIBIT 16.1

February 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 10, 2005, of Webb Interactive Services, Inc. and are in agreement with the statements contained in the 3rd paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP